Exhibit 10.5

December 26, 2017

Russell Klein

301 Main Street #17F

San Francisco, CA 94105

Dear Russell,

On behalf of Bigcommerce (the “Company”), I am pleased to offer you a full-time, exempt position as Chief Development Officer reporting to me at our San Francisco, CA location effective December 16, 2017. You will be provided a job description to outline basic responsibilities and expectations of your position, but the company reserves the right to add, delete or modify your duties as needed. All other details of your compensation and employment remain unchanged.

Subject to the approval of the Company’s Board of Directors, you will be granted the following options under the Company’s Stock Plan (collectively, the “Options”):

(1)

Promotion Grant. An option to purchase 150,581 shares of the Company’s common stock at a price per share equal to the fair market value of the common stock on the date upon which the Board of Directors approves the option grant (the “Promotion Grant”). We will recommend to the Company’s Board of Directors that 25% of the shares subject to the Promotion Grant vest on the first anniversary of the effective date above and in equal monthly installments thereafter over a total vesting period of four (4) years, provided you remain an employee of the Company.

(2)

Liquidity Event Grant. An option to purchase 150,581 shares of the Company’s common stock at a price per share equal to the fair market value of the common stock on the date upon which the Board of Directors approves the option grant (the “Liquidity Event Grant”). We will recommend to the Company’s Board of Directors that 100% of the shares subject to the Liquidity Event Grant vest immediately prior to and conditioned upon the closing of a Qualifying Liquidity Event that occurs before December 31, 2019. A “Qualifying Liquidity Event” means one of the following transactions that values the Company at or in excess of $1 billion immediately prior to the transaction: (i) a Change in Control, as that term is defined in the 2013 Stock Plan, or (ii) a Qualified IPO, as that term is currently defined in the Company’s certificate of incorporation.

The issuance of each of the Options will be conditioned on your execution and delivery to the Company of the stock option agreement. Other details on the Options will be provided at a later date.

We are pleased to offer you this exciting opportunity and hope that you find it rewarding and fulfilling. To acknowledge your acceptance, please electronically sign below.

Kindest regards,

/s/ Brent Bellm

Brent Bellm

CEO

Offer Letter Acknowledgement and Acceptance

Accepted:	/s/ Russell Klein	12/27/2017
	Russell Klein	Date